Exhibit 10.19

SEVERANCE AND CHANGE IN CONTROL AGREEMENT

(Amended and Restated as of March 11, 2013)

THIS AGREEMENT, effective as of March 11, 2013 (the “Effective Date”), is made by and between STEC, Inc., a California corporation, (the “Company”) and ROBERT M. SAMAN (the “Executive”), a resident of the State of California.

RECITALS

WHEREAS, the Executive currently serves as the Chief Legal Officer, General Counsel and Secretary of the Company;

WHEREAS, the Board has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility of his termination of employment with the Company or of a change in control of the Company;

WHEREAS, the Board wishes to diminish the distraction to the Executive and to encourage the Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending change in control;

WHEREAS, the Board wishes to provide the Executive with compensation arrangements upon certain terminations of employment with the Company or a change in control which satisfy the expectations of the Executive and which are comparable to and competitive with those of other companies; and

WHEREAS, the Executive and the Company agree that this Agreement amends and restates the STEC, Inc. Severance And Change In Control Agreement most recently amended and restated as of March 14, 2011, and entered into between the Executive and the Company.

NOW, THEREFORE, in consideration of the mutual undertakings of the parties hereto, the Company and the Executive agree as follows:

Article I.

DEFINITIONS

1.1 “Accrued Annual Base Salary” means that portion of the Executive’s Annual Base Salary which is accrued but unpaid as of the Date of Termination.

1.2 “Affiliate” means any corporation or other entity which directly or through intervening entities owns more than thirty five percent (35%) of the combined power or value of all shares of stock of a corporation or more than thirty five percent (35%) of the capital and profits interest of an unincorporated entity, and any corporation or other entity so owned by an Affiliate.

1.3 “Annual Base Salary” means the annual base salary of the Executive in effect as of the date of his date of Termination of Employment, without regard to any salary reduction under any plan maintained by the Company under Code Sections 125 or 401(k), or any nonqualified deferred compensation plan maintained by the Company.

1.4 “Board” means the Board of Directors of the Company.

1.5 “Cause” means:

(a) the Executive’s committing any felony or any other crime involving dishonesty;

(b) the Executive’s failure to perform reasonably assigned lawful duties or to comply with a lawful instruction of the Board;

(c) the Executive’s dishonesty, willful misconduct, or gross negligence in the performance of his duties for the Company;

(d) the Executive’s substantial or material failure or refusal to perform or comply with Company policies, procedures, or practices; or

(e) the Executive’s unauthorized use or disclosure of material confidential information or trade secrets of the Company (or any parent or Subsidiary of the Company).

1.6 “Change in Control” means any of the following events provided that such event is, or with respect to an event described in Subsection (c) becomes, a “change in the ownership or effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company, in each case as defined in Treasury Regulation Section 1.409A-3(i)(5) or any successor provision thereto:

(a) any person (as such term is used in Rule 13d-5 of the Securities Exchange Act of 1934, as amended, (the “1934 Act”) or group (as such term is defined in Section 13(d) of the 1934 Act), other than a Subsidiary or any employee benefit plan (or any related trust) of the Company becomes the beneficial owner of at least fifty percent (50%) or more of the Common Stock of the Company or of securities of the Company that are entitled to vote generally in the election of directors of the Company (“Voting Securities”) representing fifty percent (50%) or more of the combined voting power of all Voting Securities of the Company;

(b) within a period of twelve (12) months or less, the individuals who, as of any date on or after the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute a majority of the Board unless at the end of such period, a majority of the individuals then constituting the Board are persons who are Incumbent Directors or were nominated upon the recommendation of a majority of the Incumbent Directors; or

(c) approval by the shareholders of the Company of either of the following:

(i) a merger, reorganization, or consolidation (“Merger”) with respect to which the individuals and entities who were the respective beneficial owners of Common Stock and Voting Securities of the Company immediately before such Merger do not, after such Merger, beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the Common Stock and the combined voting power of the Voting Securities of the corporation resulting from such Merger in substantially the same proportion as their ownership immediately before such Merger, or

(ii) the sale or other disposition of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, there shall not be a Change in Control if, in advance of such event, the Executive agrees in writing that such event shall not constitute a Change in Control.

1.7 “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulatory guidance promulgated thereunder. A reference to any specific Code section shall also be deemed to refer to any successor section thereto.

1.8 “Common Stock” means the common stock, par value $0.001, of the Company.

1.9 “Company” means STEC, Inc., a California corporation, and any of its successors.

1.10 “Contract Term” has the meaning specified in Section 3.1 of this Agreement.

1.11 “Date of Termination” means the date as of which the Executive’s employment with the Company or its Affiliate is terminated by the Company or its Affiliate, or by the Executive for any reason including, but not limited to, death or Disability.

1.12 “Disability” means either of the following events:

(a) The Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or

(b) The Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.

1.13 “Good Reason” means the occurrence of any one of the following events:

(a) any material breach of this Agreement by the Company including, but not limited to, the failure of the Company to comply with the provisions of Article IV;

(b) the failure of the Company to assign this Agreement to a successor to the Company, or the failure of a successor to the Company to explicitly assume and agree to be bound by this Agreement;

(c) the Company’s requiring the Executive to be based at any office or location more than thirty (30) miles from the Company’s offices in Santa Ana, California, except for reasonably required travel which is not materially greater than such travel generally required of such Executive prior to the date of execution of this Agreement;

(d) a material diminution or other substantive adverse change, not consented by Employee, in the nature or scope of Employee’s responsibilities, authorities, powers, functions or duties; including a reduction in Employee’s position or title;

(e) the Board’s directive for the Executive to engage in unlawful conduct; or

(f) a material reduction in the Executive’s base salary.

Notwithstanding the foregoing, no act or omission by the Company shall constitute Good Reason as defined above unless the Executive notifies the Company of such event no more than ninety (90) days written notice from the initial existence or occurrence of any act or omission that constitutes Good Reason, and the Company fails to cure such act or omission within the succeeding thirty (30) day period following the receipt of such notice from the Executive and leaves promptly afterwards if the Company fails to cure.

1.14 “Monthly Base Salary” means the Executive’s Annual Base Salary in effect as of the Executive’s Date of Termination of employment, divided by twelve (12).

1.15 “Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal, or otherwise, including, without limitation, any instrumentality, division, agency, body, or department thereof).

1.16 “Subsidiary” means, with respect to any Person, (a) any corporation or other entity of which an aggregate of more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person and (b) any partnership in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).

1.17 “Termination of Employment” means the first day on which the Executive is for any reason no longer employed by the Company or any of its Affiliates.

1.18 “Termination of Employment Without Cause” means a termination of the Executive’s employment by the Company or any of its Affiliates for any reason other than Cause (other than death or Disability).

Article II.

AT-WILL EMPLOYMENT RELATIONSHIP

The Executive’s employment with the Company is “at will,” meaning that either the Executive or the Company may terminate the employment relationship at any time on notice to the other, with or without Cause, for any reason, no reason or Good Reason, and with no liability of either party to the other, except as expressly described in this Agreement or any other express agreement executed by both parties. This Agreement is not intended to, and shall not infer or imply any right on the part of the Executive to continue in the employ of the Company or any of its Affiliates. This Agreement is not intended in any way to limit the right of the Company to terminate the employment of the Executive.

Article III.

TERM OF AGREEMENT

3.1 Term of Agreement.

(a) This Agreement shall be effective for the period commencing on the Effective Date, and ending on the fourth (4th) anniversary of such date. The Company may, in its sole discretion and for any reason, provide written notice of termination (effective as of the then applicable expiration date) to the Executive no later than sixty (60) days prior to the expiration of this Agreement. If written notice is not timely so provided, this Agreement shall be automatically extended for an additional period of twelve (12) months from the expiration date. This Agreement shall continue to be automatically extended for an additional twelve (12) months at the end of such 12-month period and each succeeding 12-month period unless notice of termination of this Agreement is given in the manner prescribed in this Section (the initial term, and each such additional 12-month period, if any, constituting the “Contract Term”). No termination of this Agreement shall affect the Executive’s rights hereunder with respect to a Change in Control which has occurred prior to such termination.

(b) In the event of a Change in Control, Section 4.4 of this Agreement shall become applicable to the Executive. Section 4.4 shall continue to remain applicable to the Executive until the date which is eighteen (18) months following the date upon which the Change in Control occurs. Following such eighteen (18) month period, so long as the employment of the Executive has not been terminated on account of a termination as described in the first paragraph of Section 4.4, this Agreement shall terminate and be of no further force or effect. If the Executive’s employment with the Company is terminated on account of a termination described in Section 4.4 during this period, or earlier if Executive is terminated as a result of instructions from the person or group acquiring the Company in the Change in Control, this Agreement shall remain in effect until the Executive receives, in the entirety, the various payments and benefits to which the Executive has become entitled under the terms of this Agreement. For avoidance of doubt, if (i) a Termination of Employment of the Executive by the Company without Cause or a Termination of Employment by the Executive for Good Reason occurs and (ii) a Change in Control has not yet occurred, this Agreement shall remain in effect for purposes of determining whether or not a Change in Control occurs and Executive has been terminated on account of a termination described in the first paragraph of Section 4.4.

(c) If there is a Termination of Employment Without Cause, or a Termination of Employment by the Executive for Good Reason during the Contract Term, this Agreement shall remain in effect until the Executive receives, in the entirety, the various payments and benefits to which Executive has become entitled under the terms of this Agreement.

Article IV.

TERMINATION BENEFITS

4.1 Termination of Employment by the Company for Cause or by the Executive Other Than for Good Reason. If, before the end of the Contract Term, the Company terminates the Executive’s employment for Cause or the Executive terminates employment other than for Good Reason (other than for death or Disability), the Company shall pay to the Executive as soon as reasonably practicable after the Date of Termination an amount equal to the Executive’s Accrued Annual Base Salary. The Company may not terminate the Executive’s employment for Cause unless:

(a) no fewer than sixty (60) days prior to the Date of Termination, the Company provides the Executive with written notice of its intent to consider termination of the Executive’s employment for Cause, including a detailed description of the specific reasons which form the basis for such consideration (the “Notice of Consideration”);

(b) provided that “Cause” shall not constitute “Cause” unless the Executive is provided with said Notice of Consideration by the Board of such termination for Cause and fails to substantially cure it within a reasonable period of time (not less than fifteen (15) nor more than thirty (30) days) after receipt of the Notice of Consideration, except that the Executive shall not be entitled to a Notice of Consideration and opportunity to cure if the Executive knew, or should have known, that the wrongful conduct would result in material harm to the Company;

(c) if, after providing Notice of Consideration, a majority of the Board (disallowing the vote of the Executive (if the Executive is a member of the Board) and any other members of the Board alleged to be involved in the events leading the Board to desire to terminate the Executive for Cause) so determines, the Board may immediately suspend the Executive, with or without pay, at the discretion of the majority of the Board, until a final determination pursuant to this Section 4.1 has been made (which suspension shall not constitute “Good Reason” for purposes of this Agreement);

(d) for a period ending thirty (30) days after the date Notice of Consideration is provided, the Executive shall have an opportunity to appear before the Board, with or without legal representation, at the Executive’s election, to present arguments on his own behalf;

(e) following the presentation to the Board as provided in Subsection (d) above, the Executive shall be terminated for Cause only if (i) a majority of the Board (disallowing the vote of the Executive (if the Executive is a member of the Board) and any other members of the Board alleged to be involved in the events leading the Board to terminate the Executive for Cause) determines that the actions of the Executive constituted Cause and that the Executive’s employment should accordingly be terminated for Cause and (ii) the Board provides the Executive with a written determination setting forth in full specificity the basis for such termination of employment which shall be consistent with the reasons set forth in the Notice of Consideration; and

(f) the Company shall provide the Executive with not less than thirty (30) days advance written notice of termination, including a statement of the Date of Termination and the specific detailed basis for such termination which shall be consistent with the reasons set forth in the Notice of Consideration; provided however

(g) notwithstanding the foregoing, nothing in this Section 4.1 shall prevent the Company from terminating the Executive immediately upon the Executive’s committing any of the acts set forth in Sections 1.5 (a), (c) or (e) herein, upon a determination by a majority of the Board (disallowing the vote of the Executive (if the Executive is a member of the Board) and any other members of the Board alleged to be involved in the events leading the Board to terminate the Executive for Cause) that the Executive should be immediately terminated for Cause pursuant to Sections 1.5 (a), (c) or (e).

4.2 Termination of Employment for Death or Disability. If, before the end of the Contract Term, the Executive’s employment terminates due to death or Disability, the Company shall pay as soon as reasonably practicable to the Executive, the beneficiaries designated in writing by the Executive, or the Executive’s estate, as the case may be, the Executive’s Accrued Annual Base Salary.

4.3 Termination of Employment by the Company without Cause or by the Executive for Good Reason. If there is a Termination of Employment by the Company without Cause or a Termination of Employment by the Executive for Good Reason, the Executive shall receive as soon as reasonably practicable after the Date of Termination in a lump-sum the Executive’s Accrued Annual Base Salary. Additionally, on the sixtieth (60th) day following the Date of Termination, provided that the Executive has delivered an Effective Release, the Company shall pay the Executive, in a lump sum, an amount equal to twelve (12) months of the Executive’s Monthly Base Salary.

In addition to the foregoing benefits, Executive shall continue in the Company’s group medical insurance and group dental insurance under the continuation coverage provisions of COBRA. The level of benefits in such plans shall be the level in effect for the Executive and his dependents at the Date of Termination. These programs shall be continued at no cost to the Executive, except to the extent that federal, state or local tax law requires the inclusion of the value of such benefits in Executive’s income, for a period of twelve (12) months of coverage following Termination of Employment, or if shorter, the period of time during which the Executive and his dependents remain eligible for coverage under COBRA.

The Executive’s entitlement to any termination benefits pursuant to this Section 4.3 are expressly conditioned upon the Executive’s execution of a General Release and Waiver as described further in Section 8.7 prior to the Company’s obligation to provide payment of any amounts due or any benefits hereunder. To be effective, the General Release and Waiver referred to above must be delivered by Executive to the Company no later than the fiftieth (50th) day following the Date of Termination, and must not be revoked during the seven (7) days following such delivery (“Effective Release”). The employee benefit coverage described in the preceding paragraph shall commence as of the Termination of Employment, but shall be forfeited as of the sixtieth (60th) day following the Date of Termination if the Company has not been provided with an Effective Release by such date.

4.4 Termination upon a Change in Control. If within the Contract Term (a) there occurs a Change in Control and (b) within the period beginning three (3) months before and eighteen (18) months subsequent to the Change in Control (or earlier if such termination occurs as a result of instructions from the person or group acquiring the Company in the Change in Control) the Company terminates the employment of the Executive without Cause (other than for death or Disability) or the Executive terminates his employment for Good Reason (other than for death or Disability), the Executive shall receive as soon as reasonably practicable after the Date of Termination in a lump sum the Executive’s Accrued Annual Base Salary. Additionally, on the sixtieth (60th) day following the Termination of Employment, provided that the Executive has delivered an Effective Release, the Company shall pay the Executive, in a lump sum, an amount equal to eighteen (18) months of the Executive’s Monthly Base Salary.

In addition to the foregoing benefits, Executive shall continue in the Company’s group medical insurance and group dental insurance under the continuation coverage provisions of COBRA. The level of benefits in such plans shall be the level in effect for the Executive and his dependents at the Date of Termination. These programs shall be continued at no cost to the Executive, except to the extent that federal, state or local tax law requires the inclusion of the value of such benefits in Executive’s income, for a period of eighteen (18) months of coverage following Termination of Employment, or if shorter, the period of time during which the Executive and his dependents remain eligible for coverage under COBRA.

The Executive’s entitlement to any termination benefits pursuant to this Section 4.4 are expressly conditioned upon the Executive’s execution of a General Release and Waiver as described further in Section 8.7 prior to the Company’s obligation to provide payment of any amounts due or any benefits hereunder. To be effective, the General Release and Waiver referred to above must be delivered by

Executive to the Company no later than the fiftieth (50th) day following the Date of Termination, and must not be revoked during the seven (7) days following such delivery (“Effective Release”). The employee benefit coverage described in the preceding paragraph shall commence as of the Termination of Employment, but shall be forfeited as of the sixtieth (60th) day following the Date of Termination if the Company has not been provided with an Effective Release by such date.

4.5 Other Plans and Policies. The termination benefits described in Sections 4.1 through 4.4 are in lieu of any termination benefits that the Executive might otherwise be entitled to receive from the Company under any of the Company’s applicable severance pay policies; provided, however, to the extent the Executive participates in any annual bonus, long-term incentive, equity award, or similar plan or program, the Executive’s rights upon a Termination of Employment under such plans or programs shall be determined under the documents or agreements governing said plans or programs.

Except as specified in the preceding paragraph, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its Affiliates and for which the Executive is eligible, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any agreement entered into after the date hereof with the Company or any of its Affiliates. Subject to the foregoing, amounts which are vested benefits, or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of, or agreement entered into after the date hereof with the Company or any of its Affiliates at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice, program or agreement, except as may be explicitly governed otherwise by this Agreement.

4.6 Code Section 409A.

(a) Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the termination benefits either (i) shall be exempt from the requirements of Section 409A of the Code, as amended, and the regulations promulgated thereunder or (ii) shall comply with the requirements of such provision (including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions.) In addition, each payment shall be considered a separate payment for purposes of Section 409A.

(b) After any Termination of Employment, the Executive shall have no duties or responsibilities that are inconsistent with having a “separation from service” within the meaning of Section 409A and, notwithstanding anything in the Agreement to the contrary, distributions upon Termination of Employment of nonqualified deferred compensation may only be made upon a “separation from service” as determined under Section 409A and such date shall be the Date of Termination for purposes of this Agreement.

(c) If a payment under Sections 4.1 through 4.4 above does not qualify as a short-term deferral under Section 409A and Treasury Regulation (“Treas. Reg.”) §1.409A-1(b)(4) or any similar or successor provisions, and the Executive is a Specified Employee (as defined in Section 409A and Treas. Reg. 1.409A-1(c)(3)(i) or any similar or successor provisions) as of the Executive’s Termination of Employment, distributions to the Executive may not be made before the date that is six (6) months and one (1) day after the Date of Termination or, if earlier, the date of the Executive’s death (the “Six-Month Delay Rule”). Payments to which the Executive would otherwise be entitled during the first six months following the Date of Termination Employment (the “Six-Month Delay”) will be accumulated and paid on the first day of the seventh month following the Date of Termination.

(d) Notwithstanding the Six-Month Delay Rule set forth in Section 4.6(c), to the maximum extent permitted under Code Section 409A and Treas. Reg. §1.409A-1(b)(9)(iii) or any similar or successor provisions, during the Six-Month Delay, the Company will pay the Executive in a lump sum an amount equal to the lesser of (i) the total termination benefits provided in Sections 4.1 through 4.4 above, or (ii) the lesser of (A) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the year in which the Executive’s Termination of Employment occurs, and (B) the sum of the Executive’s annualized compensation based upon the annual rate of pay for services provided to the Company for the taxable year of the Executive preceding the taxable year of the Executive in which the Executive’s Termination of Employment occurs; provided that amounts paid under this sentence will count toward, and will not be in addition to, the total payment of termination benefits required to be made to the Executive by the Company under Sections 4.1 through 4.4.

4.7 Bonus Component of Severance Pay. If within the Contract Term (a) there occurs a Change in Control and (b) within the period or under the circumstances described in the first paragraph of Section 4.4 above, the Company terminates the employment of the Executive without Cause (other than for death or Disability) or the Executive terminates his employment for Good Reason (other than for death or Disability), the Executive shall receive an amount equal to 150% of (i) the Executive’s target bonus for the fiscal year in which the Date of Termination occurs, or (ii) in the event that the Executive’s target bonus for such fiscal year has yet to be established, the Executive’s target bonus for the fiscal year prior to the fiscal year in which the Date of Termination occurs, in either case payable in a single lump-sum payment on the sixtieth (60th) day following the Date of Termination, provided that the Executive has provided an Effective Release.

Article V.

CONTINGENT LIMITATION ON BENEFITS PAYABLE

5.1 General Rules.

(a) Notwithstanding any other provisions of this Agreement or any other agreement, plan, or arrangement (except as provided in the following paragraph of this Subsection (a)), if any payment or benefit received or to be received by the Executive (under the terms of this Agreement, or any other plan, arrangement, or agreement with the Company, or any other plan, arrangement, or agreement with any person whose actions result in a Change in Control or any person affiliated with the Company or any such person) (all such payments and benefits being hereinafter called “Total Payments”) would be subject (in whole or in part) to taxes imposed by Code Section 4999, the portion of the Total Payments payable under this Agreement shall be reduced as herein provided.

The Total Payments payable under this Agreement shall be reduced to the extent necessary so that no portion of the Total Payments shall be subject to the parachute excise tax (the “Excise Tax”) imposed by Code Section 4999 (after taking into account any reduction in the Total Payments provided by reason of Code Section 280G in any other plan, arrangement, or agreement) but only if the amount determined under Paragraph (1) below is greater than the amount determined under Paragraph (2) below.

(1) The amount determined hereunder shall be the net amount of such Total Payments, as so reduced (and after deduction of the net amount of Federal, state, and local income taxes on such reduced Total Payments computed at Executive’s highest marginal tax rates).

(2) The amount determined hereunder shall be:

(A) the net amount of such Total Payments, without reduction (but after deduction of the net amount of Federal, state, and local income taxes on such Total Payments computed at Executive’s highest marginal tax rates), further reduced by:

(B) the amount of Excise Tax to which the Executive would be subject in respect of such Total Payments.

Any reduction of the Total Payments, if required, shall be made under one of the two alternative methods described in Subsection (b) below. If a reduction in Total Payment is required for purposes of this Section 5.1 pursuant to the calculations hereunder, Total Payments shall not include any amounts considered a “parachute payment” under Code Section 280G as such determination is made by a national accounting firm or a national law firm, either of which accounting firm or law firm shall be selected by, retained by and perform said services at the expense of the Company.

(b) If the Total Payments all become payable at approximately the same time.

(1) Executive’s Monthly Base Salary shall first be reduced (if necessary, to zero);

(2) Executive’s participation in Company employee benefit plans shall next be reduced (if necessary, to zero);

(3) any other portions of the Total Payments shall next be reduced (if necessary, to zero); and

(4) the acceleration of vesting of awards under any equity award plans, annual incentive plans, deferred compensation or similar nonqualified executive compensation arrangements shall be reduced as necessary.

If the Total Payments do not become due and payable at approximately the same time, the respective Total Payments shall be paid in full in the order in which they become payable, until any portion thereof would be subject to reduction as set forth herein, and such portion (and any subsequent portions) of the Total Payments shall be reduced to zero. In such event, the Person making the determination shall make every reasonable effort to make such payments in the order (if possible) that results in the most favorable tax treatment and economic result for Executive.

(c) For purposes of determining whether and the extent to which the Total Payments would be subject to the Excise Tax.

(1) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have effectively waived in writing prior to the Date of Termination shall be taken into account;

(2) no portion of the Total Payments shall be taken into account which in the determination of the aforementioned national accounting firm or national law firm selected by the Company to make such determination does not constitute a “parachute payment” within the meaning of Code Section 280G(b) (2), including by reason of Code Section 280G(b) (4) (A);

(3) in calculating the Excise Tax, the payments shall be reduced only the extent necessary so that the Total Payments in their entirety constitute reasonable compensation for services actually rendered within the meaning of Code Section 280G(b) (4) or otherwise not subject to disallowance as deductions because of Code Section 280G, in the determination of such national accounting firm or national law firm; and

(4) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by a national accounting firm or national law firm as selected by the Company, in accordance with the principles of Code Section 280G(d) (3) and (4).

The Company shall provide the Executive with the calculation of the foregoing amounts and any supporting materials as are reasonably necessary for the Executive to evaluate the calculations, however the findings of such national accounting firm or national law firm shall be binding upon the Executive and the Company.

Article VI.

SPECIAL ACCELERATION OF EMPLOYEE EQUITY AWARDS

6.1 Acceleration of Equity Awards. If within the Contract Term (a) there occurs a Change in Control and (b) within the period or under the circumstances described in the first paragraph of Section 4.4, the Company terminates the employment of the Executive without Cause (other than for death or Disability), or the Executive terminates his employment for Good Reason (other than for death or Disability), all outstanding equity awards of the Company held by the Executive on the Date of Termination that have not yet vested shall immediately become fully vested and exercisable, provided that the Executive has provided an Effective Release. If within the Contract Term the Company terminates the employment of Executive without Cause (other than for death or Disability), or the Executive terminates his employment for Good Reason (other than for death or Disability), but a Change in Control has not occurred, then all outstanding equity awards of the Company held by the Executive on the Date of Termination that have not yet vested but would have become vested if the Executive had continued to be employed by the Company for a period of an additional twelve (12) months following the Date of Termination, shall immediately become fully vested and exercisable, provided that the Executive has provided an Effective Release.

Article VII.

RETENTION BONUS

7.1 Retention Bonus. Provided that the Executive meets the requirements set forth in Section 7.2 below, Employee shall receive a retention bonus with a current value equal to the sum of 18 months of Base Salary and 150% of the Executive’s 2013 target bonus (the “Retention Bonus”).

7.2 Retention Bonus Requirements. Employee shall receive the Retention Bonus if Employee remains continuously employed by the Company from the date of this Agreement until the applicable time of vesting. The Retention Bonus shall vest as follows: 50% shall vest after nine (9) months from the date of this Agreement and the remaining 50% shall vest after eighteen (18) months from the date of this Agreement. If the Company terminates the Executive’s employment without Cause or the Executive terminates employment for Good Reason, in either case prior to the time that some or all of the Retention Bonus has vested, then the entire unpaid portion of the Retention Bonus shall be deemed vested as of the Date of Termination and paid to the Executive. If the Executive’s employment with the Company terminates for any other reason prior to the time that some or all of the Retention Bonus has vested, then any remaining unpaid portion of the Retention Bonus shall be forfeited.

7.3 Payment of Retention Bonus. A vested installment of the Retention Bonus will be paid to Employee not later than five (5) business days after the date of vesting of such installment.

Article VIII.

MISCELLANEOUS

8.1 No Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced, except as otherwise specifically provided herein, by any compensation earned by the Executive as result of employment by another employer.

8.2 Enforcement.

(a) If the Executive incurs legal or other fees and expenses in an effort to establish entitlement to payments and benefits rightfully owing under this Agreement, the Company shall reimburse the Executive for such fees and expenses in the event the Executive is the prevailing party in any civil action or arbitration, or in the event the Company and the Board otherwise determine the Executive is entitled to such payments or benefits, and actually provides said payments or benefits to the Executive.

(b) If Executive does not prevail (after exhaustion of all available judicial remedies), and a court of competent jurisdiction determines that the Executive had no reasonable basis for bringing an action hereunder or there was an absence of good faith for bringing an action hereunder, no reimbursement for legal fees or other expenses shall be due to the Executive and Executive shall refund to the Company any amounts previously paid hereunder (if any) with respect to such action.

8.3 Assignment, Successors. The Company may freely assign its respective rights and obligations under this Agreement to a successor of the Company’s business, without the prior written consent of the Executive. This Agreement shall be binding upon and inure to the benefit of the Executive and the Executive’s estate and the Company and any assignee of or successor to the Company.

8.4 Nonalienation of Benefits. Benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, prior to actually being received by the Executive, and any such attempt to dispose of any right to benefits payable hereunder shall be void.

8.5 Severability. If all or any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Agreement not declared to be unlawful or invalid. Any paragraph or part of a paragraph so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such paragraph or part of a paragraph to the fullest extent possible while remaining lawful and valid.

8.6 Amendment and Waiver. This Agreement shall not be altered, amended, extended or modified except by written instrument executed by the Company and the Executive. A waiver of any term, covenant, agreement, or condition contained in this Agreement shall not be deemed a waiver of any other term, covenant, agreement, or condition, and any waiver of any default in any such term, covenant, agreement, or condition shall not be deemed a waiver of any later default thereof or of any other term, covenant, agreement or condition.

8.7 General Waiver and Release. In exchange for the promises and covenants set forth herein, and in consideration thereof, if the Executive’s employment with the Company is terminated pursuant to Section 4.3 or 4.4 of this Agreement, then upon the Executive furnishing the Company with an executed general release and waiver of claims (which shall be substantially in the form attached hereto as “Exhibit A”) (“General Release and Waiver”), the Executive shall be entitled to the termination benefits as specified in the applicable Section and elsewhere in this Agreement. To be effective, the General Release and Waiver referred to above must be delivered by Executive to the Company no later than the fiftieth (50th) day following the Date of Termination, and must not be revoked during the seven (7) days following such delivery (“Effective Release”). The employee benefit coverage described in the relevant Section shall commence as of the Termination of Employment, but shall be forfeited as of the sixtieth (60th) day following the Date of Termination if the Company has not been provided with an Effective Release by such date.

8.8 Notices. All notices and other communications hereunder shall be in writing and shall be only effective when actually delivered on a business day during business hours only by one of the following methods: (a) by hand, or (b) by first class registered or certified mail, return receipt requested, postage prepaid, or by a national overnight commercial messenger service such as, but not limited to FedEx, UPS or DHL, addressed as follows:

If to the Company:	STEC, Inc.
3001 Daimler Street
Santa Ana, California 92705-5812
Attn: Legal Department

If to the Executive, such notices and communications shall be sent to the last known home address for the Executive on file with the Company.

Either party may from time to time designate a new address by notice given in accordance with this Section. Notwithstanding the manner of delivery, whether or not in compliance with the foregoing provisions, notices and communications shall be effective when actually received by the addressee.

8.9 Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as the Company determines are required to be withheld pursuant to any applicable law or regulation.

8.10 Counterpart Originals. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

8.11 Entire Agreement. This Agreement forms the entire agreement between the parties hereto with respect to any severance payment and with respect to the subject matter contained in the Agreement.

8.12 Effect on Other Agreements. This Agreement shall supersede all prior agreements, promises and representations regarding severance or other payments contingent upon termination of employment, whether in writing or otherwise.

8.13 Applicable Law. The provisions of this Agreement shall be interpreted and construed in accordance with the laws of the State of California, without regard to its choice of law principles.

8.14 Survival of Executive’s Rights. All of the Executive’s rights hereunder, including but not limited to his rights to compensation and benefits, and his obligations under this Agreement, shall survive the termination of the Executive’s employment and/or the termination of this Agreement.

8.15 Voluntary Agreement. The Executive acknowledges and represents that he (i) has read this Agreement; (ii) is hereby advised in writing to consult with legal counsel prior to executing this Agreement and has had the opportunity to do so; (iii) understands the legal and binding nature of this Agreement; and (iv) is acting voluntarily and with full knowledge of his actions in executing this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

STEC, INC.

By:	/s/ Mark Moshayedi

Name:	Mark Moshayedi
Title:	Chief Executive Officer

EXECUTIVE

/s/ Robert M. Saman
ROBERT M. SAMAN

EXHIBIT A

GENERAL RELEASE AND WAIVER

This General Release and Waiver (“Release”), dated as of ,                 , 20         (“Effective Date”), is made and entered into by and between [Releasing Party] and his heirs, representatives, successors, assigns, executors, and administrators (hereinafter “Executive”), on the one hand, and STEC, Inc., and its current or former owners, partners, officials, directors, officers, shareholders, affiliates, agents, employee benefit plans, representatives, servants, employees, attorneys, subsidiaries, parents, divisions, branches, units, affiliated organizations, successors, predecessors, contractors, assigns, and all persons acting by, through, under, or in concert with them, past or present (hereinafter collectively referred to as “Company”). The term “Parties” or “Party” as used herein shall refer to Executive on the one hand, and those entities and individuals collectively referred to as Company on the other hand. The term “third Party” refers to any other entity or individual, who is not referred to as a Party.

RECITALS

Executive was employed as the [Position] of the Company. Executive’s employment as the [Position] of the Company terminated effective on or about [Date].

Executive and Company desire to resolve any and all claims, actual or potential, which may exist between them and thereby avoid the expense and uncertainty of litigation.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, and in order to resolve and settle finally, fully, and completely all matters or disputes that now or may exist between them, and in consideration of the mutual covenants and conditions set forth below, IT IS AGREED AS FOLLOWS:

1. Executive Release. Executive, in exchange for the promises contained in this Release, on behalf of himself, his heirs, representatives, successors, and assigns, hereby irrevocably and unconditionally waives, releases, and forever discharges Company or any of its current or former owners, partners, officials, directors, officers, shareholders, affiliates, employee benefit plans, representatives, servants, employees, agents, attorneys, subsidiaries, parents, divisions, branches, units, affiliated organizations, successors, predecessors, assigns, and all persons acting by, through, under or in concert with them, either past or present (collectively “Released Party or Parties”), and each and all of them, from any and all charges, complaints, lawsuits, claims, liabilities, obligations, promises, agreements, controversies, injuries, damages, actions, causes of action, suits, rights, demands, judgments, claims for relief, indebtedness, costs, losses, debts and expenses (including attorney’s fees and costs actually incurred), of any nature whatsoever, whether in law or in equity, KNOWN OR UNKNOWN, suspected or unsuspected, actual or potential, which he now has, owns, or holds, or claims to have, own, or hold against each or any of the Released Parties, including without limitation, any claims which arose prior to the date of execution of this Release, whether or not relating to the employment relationship between Executive and Company or to the cessation of that employment relationship.

Without limiting the above, Executive agrees to waive, release, and forever discharge, and agrees that he will not in any manner institute, prosecute, or pursue, any and all complaints, claims, charges, claims for relief, demands, suits, actions, or causes of action, whether in law or equity, KNOWN OR UNKNOWN, actual or potential, which he either asserts or could assert, at common law or under any statute, rule, regulation, order, or law, whether federal, state, or local, or on any grounds whatsoever, covered by the scope of this Release, including without limitation, any state or federal age, sex, race, color, national origin, marital status, religion, physical disability, mental condition, or mental disability discrimination laws, including, but not limited to, the United States Constitution, the California Constitution, the California Fair Employment and Housing Act (California Government Code § 12940 et seq.), the California Family Rights Act (California Government Code § 12945.2, 19702.3 et seq.), California Government Code §11135, the Unruh and George Civil Rights Acts (California Civil Code §51 et seq.), the California Labor Code, including, but not limited to California Labor Code §201, et seq., and all provisions of California Labor Code §132a, Title VII of the Civil Rights Act of 1964, the Equal Pay

Act, the Rehabilitation Act of 1973, the Family and Medical Leave Act , the Employee Retirement Income Security Act of 1974, also known as “ERISA”, and/or Sections 1981, 1983, 1985, 1986 or 1988 of Title 42 of the United States Code (42 U.S.C. §1981 et seq.), the Americans with Disabilities Act , the Age Discrimination in Employment Act, as amended, the Older Workers Benefit Protection Act, claims of retaliation, claims of “Whistle-blowing,” claims under the Uniformed Services Employment and Re-Employment Rights Act (“USERRA,” 38 U.S.C. § 4301 et seq.), claims under California Military and Veterans Code (Cal. Mil. & Vet. Code § 389 et seq.), claims for the payment of severance pay, sick leave, pension rights, stock options, benefits, vacation pay, holiday pay, life insurance, fringe benefits, disability, commissions, bonuses, profit sharing, expenses, penalties, claims for breach of any type of contract, including written, oral or implied contracts, breach of any covenant, promise, or representation pertaining to Executive’s employment, whether express or implied, claims for constructive termination, wrongful termination, negligent hiring, retention, supervision, investigation, negligent or intentional infliction of emotional distress, common counts, statutory violation (failure to pay wages and compensation—Labor Code §201, et seq.), sexual harassment, discrimination, assault, battery, interference with prospective economic advantage, fraud, deceit and/or misrepresentation of any kind, libel, slander, defamation (whether based upon common law or statute), claims of unfair/unlawful employment or business practices arising under any of the statutes referenced above, under Business and Professions Code §17200 et seq., under the Consumer Legal Remedies Act under Civil Code §1750 et seq., and/or any other claims arising under any other state or federal provision, act, ordinance, Constitution, law, common law, or arising, under any contract or agreement, against any Released Party with respect to any event, matter, claim, damage, or injury arising out of or relating to the employment of Executive and/or the cessation of such employment and ANY OTHER CLAIM OF ANY TYPE WHATSOEVER, WHETHER SUCH CLAIM IS KNOWN OR UNKNOWN TO EXECUTIVE AND/OR HIS REPRESENTATIVES AND ATTORNEYS (collectively “Executive Released Claims”). Executive Released Claims shall include only those claims (whether known or unknown) which have arisen prior to the execution of this Release.

Notwithstanding any other provision of this Release to the contrary, this Release does not affect or waive any claim for workers’ compensation benefits, unemployment benefits or other legally non-waivable rights or claims; claims that arise after Executive signs this Release; Executive’s right to exercise any and all Company stock options held by Executive that are exercisable by their terms (as may have been modified by that certain Severance And Change In Control Agreement to which the Company and Executive are parties) (“Separation Agreement”); Executive’s right to indemnification from the Company, whether under applicable law, the Company’s By-Laws or otherwise; or Executive’s right to enforce the terms of such Separation Agreement. Additionally, nothing in this Certificate waives or limits Executive’s right to file a charge with, provide information to or cooperate in any investigation of or proceeding brought by a government agency (though Executive acknowledges that Executive is not entitled to recover money or other relief with respect to the claims waived in this Release).

By executing this Agreement Executive is acknowledging that as of the time of the execution of this Agreement, he has been paid for all hours worked, that he has not suffered any on-the-job injury for which he has not already filed a claim and that Executive has received all benefits to which he is entitled at the time of the execution of this Agreement, but for any payments or benefits to which the Executive will become entitled pursuant to the execution of this Agreement so long as this Agreement is not revoked by the Executive pursuant to Section 8 (c) herein.

Executive agrees to indemnify and hold harmless the Released Parties against any loss or liability, whatsoever, including reasonable attorneys’ fees and costs, caused by any action or proceeding, in any state or federal courts or administrative processes, which is brought by Executive and his successors in interest if such action arises out of, is based upon, or is related in any way to any claim, demand, or cause of action released herein.

2. Section 1542 Waiver. Executive understands and agrees that the Executive Released Claims include not only claims presently known to Executive, but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the Executive Released Claims as described in the preceding Section 1. Executive understands that he may hereafter discover facts different from what he now believes to be true, which if known, could have materially affected this Release, but nevertheless waives any claims or rights based on different or additional facts. Executive knowingly and voluntarily waives any and all rights or benefits that he may now have, or in the future may have, under the terms of Section 1542 of the California Civil Code, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS

WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT

TO EXIST IN HER OR HER FAVOR AT THE TIME OF

EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER

MUST HAVE MATERIALLY AFFECTED HER

SETTLEMENT WITH THE DEBTOR.

3. Confidentiality. The Parties understand and agree that this Release and each of its terms, and the negotiations surrounding it, are confidential and shall not be disclosed by Executive to any entity or person, for any reason, at any time, without the prior written consent of Company or as required by law. Notwithstanding the foregoing, Executive may disclose the terms of this Release to his immediate family members, spouse, and to legal, financial, and tax advisors.

4. Liens and Claims for Reimbursement. Executive represents that there are no outstanding liens, obligations, or claims for reimbursement in this matter, including, but not limited to, medical or legal liens, or claims for reimbursement by any person or entity that has provided Executive with any services or benefits arising out of the employment relationship between Executive and Company. Executive further represents that there are no outstanding liens, obligations, or claims for reimbursement pertaining to any benefits that were received by Executive from any public or governmental agency, whether said benefits were provided by a federal, state, or local entity or authority, pertaining to the employment relationship between Executive and Company. To the extent that there are any liens, obligations, or claims for reimbursement of any kind, Executive hereby covenants to settle, satisfy or otherwise extinguish all such liens, obligations, or claims for reimbursement, and further agrees to defend, indemnify, and hold harmless Company, its attorneys, and representatives, in any proceeding arising out of any clam by any person or entity claiming to have any such lien, obligation, or claim for reimbursement.

5. Notices. Any notice or other communication under this Release must be in writing and shall be effective upon delivery by hand, or three (3) business days after deposit in the United States mail, postage prepaid, certified or registered, and addressed to Company at its usual business address, or to Executive at his most recent home address as shown in the records of the Company.

6. Amendments; Waivers. This Release may not be amended except by an instrument in writing, signed by each of the Parties. No failure to exercise and no delay in exercising any right, remedy, or power under this Release shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Release preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

7. Assignment; Successors and Assigns. Executive agrees not to assign, sell, transfer, delegate, or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Release. Any such purported assignment, transfer, or delegation shall be null and void. Executive represents that he has not previously assigned or transferred any claims or rights released pursuant to this Release. Subject to the foregoing, this Release shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, successors, attorneys, and permitted assigns. This Release shall also inure to the benefit of any Released Party. This Release shall not benefit any other person or entity except as specifically enumerated in this Release.

8. Older Workers Benefit Protection Act of 1990. Executive understands and agrees that, by entering into this Release, (i) he is waiving any rights or claims he might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990 (“Act”); and (ii) he has received consideration beyond that to which he was previously entitled. In accordance with the Act, Executive should be aware of the following:

a.	Executive has the right to consult with an attorney before signing this Release;

b.	Executive has twenty-one (21) days to consider this Release; and

c.	Executive has seven (7) days after signing this Release to revoke this Release, and this Release will not be effective until said seven (7) day revocation period has expired.

9. Severability. If any provision of this Release, or its application to any person, place, or circumstance, is held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced to the greatest extent permitted by law, and the remainder of this Release and such provision as applied to other persons, places, and circumstances shall remain in full force and effect.

10. Attorneys’ Fees. In any legal action, arbitration, or other proceeding brought to enforce or interpret the terms of this Release, the prevailing Party shall be entitled to recover reasonable attorneys’ fees and costs.

11. Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of California, without regards to its principles of conflicts of law.

12. Interpretation. This Release shall be construed as a whole, according to its fair meaning, and not in favor of or against any Party. By way of example and not in limitation, this Release shall not be construed in favor of any Party receiving a benefit nor against any Party responsible for any particular language in this Release. Captions are used for reference purposes only and should be ignored in the interpretation of this Release.

13. Integration. Executive understands and agrees that the preceding Sections and the Executive’s Separation Agreement to which this Release is attached recite the sole consideration for this Release; that no representation or promise has been made by Company, or any other Released Party concerning the subject matter of this Release, except as expressly set forth in this Release and the Separation Agreement; and that all agreements and understandings between the Parties concerning the subject matter of this Release are embodied and expressed in this Release. This Release and the Separation Agreement shall supersede all prior or contemporaneous agreements and understandings among Executive, Company and any other Released Party, whether written or oral, express or implied, with respect to the employment, termination and benefits of Executive, including without limitation, any employment-related agreement or benefit plan, except to the extent that the provisions of any such agreement or plan have been expressly referred to in this Release or the Separation Agreement as having continued effect.

PLEASE READ CAREFULLY. THIS GENERAL RELEASE AND WAIVER INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

[The remainder of this page intentionally left blank.]

I expressly acknowledge that I enter into this Release knowingly and voluntarily, without any coercion or duress, and that I have had an adequate opportunity to review this Release and to consult my attorney regarding it to the extent I wish to do so. I understand the contents of this Release, and I agree to all of its terms and conditions.

Acknowledgment of receipt by Executive on this      day of         , 20        .

[Releasing Party]

Executed at                              , California, this      day of              , 20        .

[Releasing Party]

Executed at                              , California, this      day of              , 20        .

STEC, Inc.

By:

Name:

Title: